Exhibit 4.6

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

(OPTION AGREEMENT)

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [•], 2021, by and among Kismet Acquisition One Corp, a company incorporated in the British Virgin Islands (the “Company”), Nexters Inc., a British Virgin Islands business company (“Pubco”), and [•] (the “Optionee”).

WHEREAS, the Company and the Optionee are parties to that certain Option Agreement, dated as of August 5, 2020 (the “Existing Option Agreement”), pursuant to which the Company has issued to the Optionee an option (the “Option”) to purchase 40,000 ordinary shares of the Company, no par value per share (“Ordinary Shares”);

WHEREAS, the terms of the Option are governed by the Existing Option Agreement and capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Option Agreement;

WHEREAS, on January 31, 2021, the Company, Pubco, Nexters Global Ltd., a private limited liability company domiciled in Cyprus (“Nexters”), and certain other persons and entities entered into a Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, among other things, the Company will merge with and into Pubco (the “Merger”), as a result of which the separate corporate existence of the Company shall cease and Pubco shall continue as the surviving company, and each issued and outstanding security of the Company shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco;

WHEREAS, upon consummation of the Merger, as provided in Section 8 of the Existing Option Agreement, the Option will no longer be exercisable for Ordinary Shares but instead will be exercisable (subject to the terms and conditions of the Existing Option Agreement as amended hereby) for a like number of ordinary shares of Pubco, no par value per share (“Pubco Ordinary Shares”);

WHEREAS, the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination for purposes of the Existing Option Agreement; and

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Option Agreement to Pubco.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1.                                      Assignment and Assumption; Consent.

1.1                               Assignment and Assumption.  The Company hereby assigns to Pubco all of the Company’s right, title and interest in and to the Existing Option Agreement (as amended hereby) as of the Merger Effective Time (as defined in the Business Combination Agreement). Pubco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Option Agreement (as amended hereby) arising from and after the Merger Effective Time.

1.2                               Consent.  The Optionee hereby consents to the assignment of the Existing Option Agreement by the Company to Pubco pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and the assumption of the Existing Option Agreement by Pubco from the Company pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and to the continuation of the Existing Option Agreement in full force and effect from and after the Merger Effective Time, subject at all times to the Existing Option Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Option Agreement and this Agreement.

2.                                      Amendment of Existing Option Agreement.  The Company and the Optionee hereby amend the Existing Option Agreement as provided in this Section 2, effective as of the Merger Effective Time:

2.1                               Company.  All references in the Existing Option Agreement to the “Company” shall be references to Nexters Inc. rather than Kismet Acquisition One Corp.

2.2                               Ordinary Shares.  All references in the Existing Option Agreement to Ordinary Shares shall be references to Pubco Ordinary Shares (as such term is defined in the Business Combination Agreement) rather than ordinary shares of Kismet Acquisition One Corp.

2.3                               Vesting.  Section 2 of the Existing Option Agreement is hereby deleted and replaced with the following:

“2.                                Vesting Schedule. The Option is fully vested and exercisable as of [•], 2021.(1)”

3.                                      Miscellaneous Provisions.

3.1                               Effectiveness of Agreement.  Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2                               Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Optionee shall bind and inure to the benefit of their permitted respective successors and assigns.

3.3                               Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or

(1)  Insert date of Assignment, Assumption and Amendment Agreement.

enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4                               Applicable Law.  This Agreement and all rights hereunder shall be construed in accordance with and governed by the internal laws of the British Virgin Islands applicable to agreements made and to be performed within the British Virgin Islands giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.

3.5                               Counterparts.  This Agreement may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

3.6                               Effect of Headings.  The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.7                               Entire Agreement.  The Existing Option Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

KISMET ACQUISITION ONE CORP

By:
Name:
Title:

NEXTERS INC.

By:
Name:
Title:

Name:

[Signature Page to Assignment, Assumption and Amendment Agreement]